Exhibit 10.1

MASTER LEASE AGREEMENT

This Master Lease Agreement (this “Master Lease Agreement”) is made this 28th day of September 2009 between the undersigned:

(1)	DB ENERGY TRADING LLC (“DB”), a Delaware limited liability company, having its offices at 60 Wall Street, New York, NY 10036, hereinafter referred to as the “Lessor.”

(2)	AGY HOLDING CORP., a Delaware corporation, having its offices at 2556 Wagener Road, Aiken, South Carolina, 29801, hereinafter referred to as the “Lessee.”

Each a “Party” and together the “Parties”

Whereas:

1.	Pursuant to a tripartite agreement entered into on October 25, 2008, between Lessor, Lessee and Owens Corning (the “Tripartite Agreement”), Lessor acquired the CFM Metal and Lessee agreed to enter into that certain Master Lease Agreement dated October 25, 2008, covering such CFM Metal (the “CFM Master Lease Agreement”);

2.	In connection with this Master Lease Agreement, the Sale and Purchase Agreement, and the transactions contemplated hereby and thereby, Lessor and Lessee intend, shortly after the date hereof, to terminate such CFM Master Lease Agreement (including each lease governed by the CFM Master Lease Agreement) in accordance with its terms; and

3.	Lessor and Lessee desire that this Master Lease Agreement shall supplant the CFM Master Lease Agreement, and intend that this Master Lease Agreement provide for the lease of both the CFM Metal, as well as the Yarns Metal, in each instance, on the terms and subject to the conditions of this Master Lease Agreement.

IT IS AGREED as follows:

1.	Interpretation

1.1	The headings do not affect the interpretation of this Agreement and the schedules form part of this Agreement.

1.2	In this Agreement, all capitalized terms shall have the meaning set forth in the Schedule 1 to this Agreement.

2.	General Obligations

2.1	During the Lease Commitment Period the Parties agree, so long as no Default exists and is then continuing, to enter into Leases from time to time whereby the Lessor shall make available to the Lessee under each Lease the Metal Amount contained in one Unit for use at the Lessee’s Facilities, provided that the total Metal Amounts in all outstanding Leases shall not exceed the Maximum Lease Amount.

2.2	A Lease executed by each of the Lessor and Lessee substantially in the form of Schedule 2 incorporating the Lease details as set out in clause 3 shall be exchanged between the Parties in respect of the Metal Amount in each Unit.

2.3	Any renewal or amendments to a Lease shall only be effective if confirmed in writing between the Parties.

2.4	The Lessee shall maintain an Inventory of all current Leases and shall supply the Lessor with an updated Inventory every calendar month or promptly on request.

2.5	This Master Lease Agreement, each Lease and all amendments thereto shall constitute a single contract.

2.6	The Lessee shall settle each Lease on the Termination Date applicable to that Lease, as determined in accordance with clause 7.

2.7	Provided that no Lease Term shall have a Lease Expiration Date later than the end of the Lease Commitment Period, the Lessee shall, so long as no Default exists and is then continuing, be entitled to renew any Lease by giving notice in writing (the “Renewal Notice”) of such to the Lessor no less than two (2) Business Days prior to the relevant Lease Expiration Date. Upon receipt of a Renewal Notice, such Lease shall promptly be renewed. Notwithstanding the previous sentence, no Renewal Notice shall be effective if, at the time such Renewal Notice is given, a Default exists and is then continuing and no Lease shall be renewed if the effect of any renewal would be to extend the Lease Expiration Date for that Lease to a date falling (x) less than one month following the original Lease Expiration Date for that Lease or (y) more than twelve months after the original Commencement Date of that Lease.

2.8	The Lessee shall not sublease any of the Metal or the Units to any third party or allow the Metal or Units to be removed from the Facilities, except as otherwise permitted pursuant to this Agreement, or until the relevant Lease has been settled in accordance with clause 7.2.

2.9	Without in anyway limiting the Lessor’s rights under this Master Lease Agreement or under any Lease, in the event that the Master Lease Agreement or any Lease is subsequently characterized as a capitalized lease or a secured financing, the Lessee shall hereby be deemed to have granted to Lessor a first priority security interest in the Units listed in the Inventory, whether in its possession or control and wherever located, which security interest shall attach upon delivery by Lessor of such leased Metal to the Lessee in accordance with this Master Lease Agreement. The Lessee hereby authorizes Lessor to prepare and file any security that Lessor deems necessary in order to perfect and maintain such security.

2.10

As of the date hereof, in consideration for Lessor’s agreement hereunder to enter into Leases hereunder from time to time, Lessee hereby grants to Lessor a continuing security interest in all of the Lessee’s right, title and interest, whether now existing or hereafter arising or acquired, in and to (i) the Unallocated Rhodium Account (as such term is defined in the Sale and Purchase Agreement); (ii) all Rhodium therein or represented thereby; and (iii) all proceeds thereof as security for the payment and performance in full of all of its obligations under this Agreement; provided, that Lessor hereby acknowledges and agrees that the aggregate dollar value of such security interest shall in no event exceed the dollar value of the lesser of (a) thirty-five percent (35%) of the aggregate dollar value of the Platinum subject to one or more Yarns Leases in accordance with the terms hereof, and (b) $24,400,000 (the “Security Interest”). Such Security Interest shall remain in full force and effect until, and shall terminate upon, indefeasible payment and performance in full of all of such obligations. Lessee agrees to promptly execute and deliver, and hereby authorizes Lessor to file without Lessee’s signature (to the extent permitted by applicable law), all further instruments and documents as Lessor may reasonably request, in order to perfect, preserve and protect the Security Interest granted or purported to be granted hereby or to enable Lessor to exercise and enforce its rights and remedies hereunder with respect to such Security Interest, including financing or continuation statements, or amendments thereto. If any default by Lessee of its obligations under this Agreement shall have occurred and be continuing, Lessor may exercise in respect of such Security Interest, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC, as enacted in the State of New York (the “UCC”), including, without limitation, exercising its control over any “account” (as such term is defined in the UCC), and without notice except as specified below or, if notice cannot be waived under the UCC, as required to be provided by the UCC, sell the collateral that is the subject of the Security Interest or any part thereof in one or more parcels at public or private sale, at any of Lessor’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Lessor may deem commercially reasonable.

2.11	Both parties acknowledge Lessor retains absolute and unencumbered title to the Units and Metal leased hereunder. Other than any interests created by the Lessee in favor of the Lessor, at no time shall the Lessee have, or have the ability to create in favor of any third party, any property or other interest in the Units or the leased Metal or otherwise dispose of or encumber any of the Units or the leased Metal until the relevant Lease has been settled in accordance with clause 7.2.

2.12	The Lessor shall not be liable in any way for the maintenance or performance of the Units.

3.	Lease Details

3.1	During the Lease Commitment Period the Lessee may request the Lessor enter into a new Lease or renew an existing Lease by sending a request for such in writing to the Lessor in accordance with clause 2.7 hereof.

3.2	Where the Parties agree to enter into a new Lease or renew an existing Lease each new or renewed Lease shall be executed by both Parties and shall contain the following information:

(a)	The Unit identification/ serial number in which the Metal is contained;

(b)	the Metal Amount;

(c)	the Location;

(d)	the Commencement Date;

(e)	the Lease Expiration Date;

(f)	the Lease Fee; and

(g)	whether it is a CFM Lease or a Yarn Lease

3.3	Notwithstanding clause 3.2 hereof, the Parties hereto acknowledge and agree that the Lessee shall have no obligation hereunder to pay any Lease Fee associated with any Rhodium Amount in any Yarns Lease, as such Rhodium Amount is offset by the Unallocated Rhodium Account.

3.4	In the event of any inconsistency between the terms of this Master Lease Agreement and the terms of any Lease or amendment thereto that has been executed by both parties, the terms of the Lease or such executed amendment shall prevail.

4.	Lease Fee

4.1	The Lease Fee for the Metal will be payable on each Payment Date, where a Payment Date means the tenth (10th) day of the next following calendar month in respect of each calendar month during a Lease and the Termination Date of that Lease. In the event that a Payment Date does not fall on a Business Day, the Payment Date shall be the first Business Day preceding such Payment Date.

4.2	In the event that the period between the Commencement Date and the first Payment Date and/or the period between the penultimate Payment Date and the Termination Date is not a full calendar month, the Lease Fee shall be apportioned accordingly.

4.3	The Lessee shall pay to the Lessor on each Payment Date a monthly fee (“Lease Fee”) for each Metal Amount that is the subject of a Lease calculated (on the basis of a 360-day year and actual days per month) by multiplying:

(Metal Amount) X (Value of the Metal) X (Lease Rate Index + Margin) X (actual days/ 360)

Where:

the “Value” means the Benchmark Value for the relevant Metal on the day that is two Business Days prior to the Commencement Date of the relevant Lease;

the “Lease Rate Index” means, in the case of Platinum, the offered rate for Platinum as published two Business Days prior to the commencement of the applicable Lease Term on Deutsche Bank’s Daily Precious Metal Rates Sheet “DBRates.xls”; and in the case of Rhodium, the offered rate for Rhodium as published two Business Days prior to the commencement of the applicable Lease Term on Deutsche Bank’s Daily Precious Metal Rates Sheet “DBRates.xls”; and

the “Margin” for (x) Platinum is the number of basis points determined in accordance with the pricing matrix set out in table 1 in Schedule 6 hereto and (y) for Rhodium is [***] basis points.

The Adjusted EBITDA figure that shall be used for the purposes of determining the relevant Platinum Margin that shall apply for a particular Lease and that shall be used in calculating the Lease Fee applicable thereto shall be determined in accordance with table 2 in Schedule 6 to this Master Lease Agreement. For the avoidance of doubt, table 2 of Schedule 6 provides that the Adjusted EBITDA figure that shall be used to determine the Platinum Margin for a Lease shall be determined as follows: whenever a Lease commences or is renewed (in accordance with clause 2.7 above), the Lessor shall determine the Platinum Margin that shall apply to such Lease or such renewed Lease by reference to the Adjusted EBITDA contained in the quarterly financial statements of the Lessee that are published in the Quarter (the “Relevant Quarter”) immediately preceding the Quarter in which such Lease commences or is renewed, which such quarterly financial statements reflect the performance of the Lessee and contain the Adjusted EBITDA for the Quarter immediately preceding the Relevant Quarter. The Parties agree that Adjusted EBITDA is equivalent to the definition of “Consolidated Cash Flow” in the Indenture dated as of October 25, 2006, by and among the Lessee, the Guarantors party thereto (as such term is defined in the Indenture) and U.S. Bank National Association. The term “Quarter” shall have the meaning given to such term in table 2 of Schedule 6 hereto.

5.	Delivery

The Metal Amount set out in the Lease shall be deemed to have been delivered by the Lessor to the Lessee on the Lease Commencement Date to the Location specified in such Lease.

6.	Change Outs and Refabrication and Fabrication of Metal

6.1	Change Out for any Yarns Lease:

(a)	Where acting as a reasonable and prudent operator the Lessee determines that a Unit under a Yarns Lease needs to be refurbished (a “Change Out”), it shall notify the Lessor in writing as soon as practicable of the intended date of such Change Out specifying the serial number of the Unit to be Changed Out, and the day preceding each Change Out shall be a “Change Out Date.”

(b)	Provided that the Lessee is replacing a Unit that is to be Changed Out (an “Old Unit”) with a replacement Unit (a “New Unit”) on the Change Out Date, then the Lessee may, in lieu of terminating the relevant Lease, at the same time as notifying the Lessor of the intended Change Out notify the Lessor that it intends to amend the relevant Lease so the Unit identification/serial number of the Old Unit (as contained in the terms of the Lease which relates to the Old Unit) is deleted and replaced with the Unit Identification/ serial number of the New Unit, and in such event:

(i)	at 2pm (New York time) on the Change Out Date the New Unit shall be deemed to be delivered by the Lessee, and full and unencumbered title in the New Unit shall be automatically transferred from the Lessee to the Lessor in consideration of full and unencumbered title to the Old Unit passing from the Lessor to the Lessee; and

(ii)	the Lessee shall amend the Inventory accordingly, with such updated reporting to be provided to Lessor on a monthly basis, or upon such other frequency as Lessor may reasonably request.

(c)	Lessee hereby acknowledges and agrees that if Change Outs within any month exceed 15% of total Metal, Lessee will immediately provide Lessor an updated Inventory listing.

6.2	Refabrication and Fabrication for any CFM Lease:

(a)	For any CFM Lease, Lessee shall be allowed to refabricate a Unit into a new Unit (“Refabrication”); provided, that Lessee gives the Lessor at least five (5) days prior written notice of its intention to refabricate one or more Units, specifying in each instance the serial number of the Unit to be refabricated.

(b)	In the event that the leased Metal under any CFM Lease includes Unallocated Metal, Lessee shall be allowed to fabricate the Unallocated Metal into a Unit (“Fabrication”); provided, that Lessee gives the Lessor at least five (5) days prior written notice of its intention to fabricate one or more Units.

(c)	In connection with the Refabrication or Fabrication of each Unit, as applicable, Lessee hereby agrees and acknowledges that it shall:

(i)	Conduct such Refabrication or Fabrication itself or obtain the prior written consent of Lessor to use a third party reasonably agreeable to Lessor, which such consent shall not be unreasonably delayed, conditioned, or withheld;

(ii)	In the event such Refabrication or Fabrication is conducted at a location other than the Facilities, be responsible for all shipping and other costs and expenses, including the purchase of any additional metal required to conduct such Refabrication or Fabrication (“Additional Metal”);

(iii)	in the event such Refabrication or Fabrication is conducted by a third party at a location other than the Facilities, ensure that Lessor and third party have entered into a collateral access agreement for the benefit of Lessor in form and substance reasonably agreeable to Lessor (and, for the avoidance of doubt, such Refabrication or Fabrication shall not occur until such time as the collateral access agreement has been entered into by the Lessor), provided that the Parties agree that for so long as the Waiver Letter between the Lessor and Owens Corning is in effect, then any Refabrications or Fabrications being performed by Owens Corning or an affiliate thereof shall not be subject to the foregoing provisions of this paragraph;

(iv)	In the event that any Additional Metal is required to conduct any Refabrication or Fabrication, that such Additional Metal shall not be subject to any Lien or third party right and if such Additional Metal becomes commingled with any leased Metal, that ownership and title to any Additional Metal used in connection with such Refabrication or Fabrication shall pass to Lessor, free and clear of any Liens and neither the Lessee nor any other third party shall retain any property or other interest in or Lien over, the leased Metal or the Additional Metal; and

(v)	Upon completion of any refabricated or fabricated Unit, notify Lessor of the serial number of such new Unit and shall deliver to Lessor an updated Inventory.

7.	Termination and Return

7.1	Each Lease shall terminate on the Termination Date which shall be the earlier of:

(a)	The Lease Expiration Date relevant to that Lease;

(b)	The Change Out Date, if not replaced pursuant to clause 6.1(b); or

(c)	The Early Termination Date;

7.2	Upon the termination of a Lease the Lessee shall settle the lease:

(a)	by physical delivery of the Unit containing the leased Metal on the Termination Date to the Lessor, which shall occur or shall be deemed to have occurred at the same Location of delivery of such Unit; or

(b)	in lieu of physically delivering the Unit containing the leased Metal, the Lessee may purchase or cause a third party to purchase the relevant Unit containing the leased Metal, in which case:

(i)	The Lessee shall transfer consideration for such purchase, on the date to be agreed in writing between the Lessor and the Lessee, to the Lessor in an amount in immediately available funds equal to:

(A)	(i) the Benchmark Value of that Metal Amount determined as of two Business Days prior to the Termination

Date; or (ii) an amount of unallocated Platinum delivered to the Lessor’s account as specified at the time, equal to the Platinum Amount in that Lease; plus

(B)	(to the extent not already covered in (A)(i) above) unallocated Rhodium equal to the Rhodium Amount,

(the “Consideration”); and

(ii)	full and unencumbered title in the Unit shall be transferred to the Lessee on receipt by the Lessor of the Consideration.

(c)	When terminating a Yarns Lease, the Lessee may without prior notice to the Lessor set off any amount of Rhodium owed to the Lessor pursuant to clause 7.2(b)(i)(B) against the same amount of Rhodium held in the Unallocated Rhodium Account (as defined in the Sale and Purchase Agreement).

7.3	Notwithstanding anything herein to the contrary, in the event of:

(a)	a Default pursuant to clause 8; or

(b)	the failure by Lessee to comply with this clause 7, with such failure remaining uncured for two (2) Business Days; or

(c)	there shall occur, in the opinion of the Lessor, a material adverse change in the business, assets or condition (financial or otherwise) of the Lessee which is reasonably likely to materially and adversely affect the ability of the Lessee to perform its obligations under this Master Lease Agreement and/or any Lease thereunder, then, in any such event, the Lessor shall have the right (but not the obligation) to terminate this Master Lease Agreement and any Leases entered into hereunder by delivery of written notice of such termination to Lessee specifying, inter alia, the date on which such termination is to be effective (such date, an “Early Termination Date” and the occurrence of such an event, an “Early Termination”) and demand the return of any Metal leased to Lessee under this Master Lease Agreement; provided, however, that any Default under clause 8.1 (e) shall constitute an automatic termination event without any need for Lessor to deliver written notice of such termination or demand and the Early Termination Date, in such circumstances, shall occur on the date on which the Default under clause 8.1(e) occurs.

7.4	In the event that the Lessee makes physical return of any leased Metal in accordance with 7.2(a) the Lessee shall, from the Termination Date until the Unit containing the Metal has been fully recovered by the Lessor, afford the Lessor unencumbered access to the Location for the purpose of such recovery and the Lessee shall afford the Lessor any assistance reasonably requested to facilitate the recovery of the relevant Unit. In the event of an Early Termination the Lessee shall be liable for all reasonable costs of such recovery which shall be payable promptly on receipt by the Lessee of reasonable written proof that such costs were incurred.

8.	Default

8.1	It is hereby understood and agreed that in the event Lessee shall:

(a)	fail to return to Lessor any Metal upon termination of the Lease Term or,

(b)	fail to pay any amount due pursuant to this Master Lease Agreement, and such failure shall remain unremedied for five (5) days; or

(c)	make any representation or warranty hereunder that is incorrect in any material respect; or

(d)	shall breach in any manner any covenant or undertaking hereunder, or shall fail to perform or observe, in any respect, any other term or provision contained in this agreement and such breach of covenant or failure to perform or serve shall remain unremedied for ten (10) days; or

(e)	(1) dissolve (other than pursuant to a consolidation, amalgamation or merger); (2) become insolvent or unable to pay its debts or fail or admit in writing its inability generally to pay its debts as they become due; (3) make a general assignment, arrangement or composition with or for the benefit of its creditors; (4)(A) institute or have instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) have instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within 15 days, or such other time period as may agreed to by the Lessor in its sole discretion provided the Lessee is defending such proceedings in good faith, of the institution or presentation thereof; (5) have a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seek or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) have a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 15 days thereafter; (8) cause or subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) above (inclusive); or (9) take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(f)	suffer the occurrence of any loss, theft or destruction of, or damage to, any of the Metal leased hereunder or Units that is not covered by a policy of insurance under which Lessor has been named the loss payee, or the occurrence of any attachment of a Lien on any of the Metal leased hereunder or Units which is not discharged within ten (10) days after the date of such attachment; or

(g)	suffer a default or an event of default under any credit facility or any other consignment or leasing facility of a notional principal amount of $500,000 or more to which the Lessee is a party which results in the obligations of the Lessee thereunder becoming accelerated (whether automatically or at the election of the lender or lessor, as applicable); or

(h)	suffer a default under any Specified Agreements;

then a Default shall have occurred in respect of the Lessee.

8.2	Without prejudice to any other remedy at law, in the event of an Early Termination triggered by the provisions set out in clause 8.1, Lessee shall pay to Lessor all reasonable costs and out-of-pocket expenses of physical recovery of the Metal and Units.

9.	Representation and Undertakings

9.1	The Lessor represents and warrants to the Lessee on the date of this Master Lease Agreement and on each day for the duration of the Master Lease Agreement that it has the power to enter into and exercise its rights and perform and comply with its obligations under this Master Lease Agreement, each Lease, and each Specified Agreement, and this Master Lease Agreement, each Lease, and each Specified Agreement are or will be valid, legally binding and enforceable against the Lessor, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies:

9.2	The Lessee represents and warrants to the Lessor on the date of this Master Lease Agreement and on each day for the duration of the Master Lease Agreement that:

(d)	it has the power and authority to own its assets and to conduct its business as presently conducted;

(e)	it has the power to enter into and exercise its rights and perform and comply with its obligations under this Master Lease Agreement, each Lease and each Specified Agreement, and this Master Lease Agreement, each Lease and each Specified Agreement, are or will be valid, legally binding and enforceable against the Lessee, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies;

(f)	all actions required to be taken and conditions required to be fulfilled (including the obtaining of any necessary consents) have been taken or fulfilled in all respects in order to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under the Master Lease Agreement, each Lease and each Specified Agreement;

(g)	its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Master Lease Agreement, each Lease and each Specified Agreement do not and will not violate:

(i)	any law to which it is subject; or

(ii)	any of its organizational documents; or

(iii)	any material agreement to which it is a party or to which its properties are bound;

or

(iv)	any order or decree which is binding upon Lessee.

9.3	The Lessee shall permit agents or representatives of Lessor to inspect, during normal business hours and upon reasonable notice, or at its own discretion should the Lessee be in Default, any Unit containing leased Metal hereunder and/or the Lessee’s books and records solely as they relate to such Unit, and Lessee agrees to make and deliver to Lessor abstracts or reproductions of such portions of such books and records at the reasonable request of the Lessor (collectively, the “Metal Information”); provided that the Lessor shall keep confidential, and shall cause its agents and representatives to keep confidential, and shall not, and shall not permit its agents or representatives to, directly or indirectly, without the prior written consent of the Lessee, disclose to any third party or otherwise any Metal Information except: (i) to the extent the Metal Information is already in the public domain; or (ii) to the extent reasonably required, to its directors, agents, officers and employees or the directors, agents, officers or employees of other members of the Deutsche Bank AG group of companies; or (iii) to the extent reasonably required, to its professional advisers; or (iv) as may be required by any applicable law, court, stock exchange, regulation or regulator.

9.4	The Lessee shall not create or permit the creation of any Lien of any kind with respect to the Metal or the Units, and shall defend Lessor’s interest in such against any claims and demands of any persons at any time claiming the same or any interest therein. The Lessee shall notify Lessor as soon as reasonably practicable of the occurrence of any loss, theft or destruction of the Metal or the Units of which it is aware.

9.5	Until such time as the leased Metal is returned, recovered or repossessed to Lessor or purchased by Lessee, Lessee shall afford the Units containing the Metal no less safekeeping protection than it affords its own property.

9.6	Lessee shall procure insurance coverage reasonably satisfactory to the Lessor for the Units containing leased Metal in such amounts and covering such risks as is usually carried by companies engaged in a similar business; Lessee shall provide Lessor with a certificate evidencing such insurance, naming Lessor as the loss payee, and stating that Lessor shall be given at least thirty (30) days prior written notice in the event of termination or expiration of the policy. Lessee shall be responsible for all loss, damage, or disappearance of the Metal or Units from any cause whatsoever from the time the Metal is made available to the Lessee at the Facilities until the Lease is settled in accordance with clause 7.2 of this agreement. The leased Metal shall be received by the Lessor at the end of the relevant lease in substantially the same condition as it was received by the Lessee; provided that such Metal shall be required to meet the standards set forth on Schedule 4 and Schedule 5 hereto, as applicable.

9.7	The Lessor gives no warranty or any assurance whatsoever relating to the quality, fitness for any purpose or relating in any way to the performance of the Metal or a Unit.

10.	Lessee Covenants

10.1	The Lessee covenants:

(a)	that it shall not, without Lessor’s prior written agreement, enter into any lease agreement or financing agreement with any third party for Metal or Units to be used in the operation of its glassfiber yarns or its continuous filament mat business in the Facilities during the duration of this Master Lease Agreement.

(b)	that it shall not enter into any lease, financing, security or other agreement in relation to the Metal or Units which would or might interfere with the Lessor’s absolute and unencumbered title in the Metal or Units or restrict the Lessor’s ability to regain possession of the Metal or Units.

(c)	that each month during the Lease Commitment Period, the Lessee shall provide the Lessor with a certified inventory of the Metal and Units held at the Facilities and shall promptly inform the Lessor of any damage to or loss of Metal or Units.

(d)	that the Lessee shall permit agents or representatives of Lessor to inspect, during normal business hours and upon reasonable notice, or at its own discretion should the Lessee be in Default, any Metal leased to the Lessee hereunder and the Units and/or the Metal Information request of the Lessor.

11	Force majeure

If the performance of any obligation under this Master Lease Agreement is prevented by an event beyond the control and without the fault or negligence of the Party affected thereby including acts of God or the public enemy; acts, laws, orders or regulations or any government or department or agency thereof; wars or other civil or military disturbances, such Party will be excused from such performance to the extent of the duration of such interference or the direct effects thereof; provided, however, that the duration of any such period in which such Party will be excused from performance will not exceed one (1) month and provided further that the Lessee shall continue to pay the Lease Fee provided that Metal had been previously delivered by the Lessor to the Lessee. If this period of one month is exceeded, then the parties will meet in order to decide whether and under what condition this Master Lease Agreement can be performed.

12	Indemnities

12.1	The Lessee shall within five (5) Business Days of notice by the Lessor indemnify in full and hold harmless, the Lessor, its officers, employees, agents, advisors, consultants and legal counsel and the Lessor’s successors and assigns, (each an “Indemnified Person”) from and against any and all claims (whether or not successful, compromised or settled), actions, liabilities, demands, proceedings or judgments which may be instituted, made, threatened, alleged, asserted or established (each a “Claim”) in any jurisdiction against or otherwise involving an Indemnified Person and from all losses, costs, damages, charges or expenses (including legal expenses reasonably incurred) (each an “Expense”) which an Indemnified Person suffers or incurs from time to time (including all Expenses reasonably incurred in disputing any Claim and/or in establishing a right to be indemnified pursuant to this clause 12 and/or in seeking advice regarding any Claim or in any way related to or in connection with this indemnity), in any such case arising out of, based upon or in connection with, whether directly or indirectly;

(a)	the operation of the Lessee’s business including the use of any Units;

(b)	any tax obligations not relating directly to the receipt of the Lease Fees.

13	Amendments

This Master Lease Agreement (together with the details of each Lease and any amendments thereto) constitutes the entire understanding between the parties with respect to Leases of Metal, and this Master Lease Agreement may not be amended except in writing signed by both parties. Notwithstanding the previous sentence, upon delivery of an Inventory by Lessee to Lessor in accordance with the terms hereof and without any additional action by either of the Parties, (a) Schedule 3 hereto shall be deemed to have been updated and (b) this Agreement shall be automatically amended to incorporate such update.

14	Notices

14.1	All notices hereunder shall be in writing and deemed given when received (by mail or facsimile) at the respective parties address set forth below:

To Lessor:

DB

c/o Deutsche Bank AG London branch

1 Winchester House

Great Winchester Street

London EC2N 2DB

Tel: +44 20 7545 3745

Facsimile: +44 20 7545 1280

Attn: Precious Metals Department

With a copy to:

DB Energy Trading LLC

60 Wall Street, 36th Floor

New York, New York 10035

Attention: Commodities Legal

Tel.: (212) 250 8992

Facsimile: (212) 767 4565

To Lessee:

AGY Holding Corp.

Attn: Chief Financial Officer

2556 Wagener Road

Aiken SC 29801

Tel: 803.643.1257

Fax: 803.643.1180

Attn: Chief Financial Officer

Each Party’s designated address may be changed by notice to the other Party which shall be effective upon receipt.

15	Assignment

The Lessee may not assign, transfer or dispose of any of its rights or delegate its obligations in any way under this Master Lease Agreement or any Lease.

16	Settlement of Dispute

16.1	Dispute Resolution. If there shall be any dispute, controversy or claim (“Dispute”) between the parties arising out of, relating to, or connected with this Master Lease Agreement or any Lease, the breach, termination or invalidity hereof, or the provisions contained herein or omitted herefrom, the parties shall use their best efforts to resolve the matter on an amicable basis and in a manner fair and equitable to the parties. If one Party notifies the other Party that a Dispute has arisen and the parties are unable to resolve such Dispute within ten (10) days from such notice, then the matter shall be referred to the Chief Operating Officer of the Commodities Business within the Global Markets Division of Deutsche Bank AG, London Branch and the Chief Executive Officer of Lessee, who shall act by unanimous consent on all such matters. No recourse to arbitration under this Master Lease Agreement shall take place unless and until such representatives of the parties have been unable to resolve the Dispute within ten (10) days after the expiration of the ten (10) day period referred to above.

16.2	Arbitration. The parties irrevocably agree that any Disputes, that are not resolved in accordance with clause 15.1 hereof shall be finally settled by arbitration in New York City, New York, by three arbitrators appointed and proceeding in accordance with the Rules of Arbitration (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”) as the exclusive means of resolving such disputes. For purposes of appointing such arbitrators, each Party shall appoint one arbitrator. The third arbitrator shall be selected by the two Party-appointed arbitrators or, failing agreement within five (5) days after the Party-appointed arbitrators have been confirmed, by the ICC in accordance with the ICC Rules. In addition:

(a)	All submissions and awards in relation to arbitration under this Master Lease Agreement shall be made in English and all arbitration proceedings and all pleadings shall be in English.

(b)	Any monetary award shall be made in U.S. Dollars.

(c)	Any award shall be final and not subject to appeal and the parties hereby waive all challenge to any award by the arbitrators under this clause 15. The decision of the arbitrators shall be final and binding on the parties and may be presented by any Party for enforcement in any court of competent jurisdiction. In any such enforcement action, irrespective of where it is brought, no Party will (and the parties hereby waive any right to) seek to invalidate or modify the decision of the arbitrators or otherwise to invalidate or circumvent the procedures set forth in this clause15. Further, the parties understand and agree that the provisions of this clause 15 may be specifically enforced by injunction or otherwise in any court of competent jurisdiction.

(d)	The fees and expenses, if any, of the arbitrators shall be shared by the Parties in inverse proportion to their respective success on the merits and such allocation of fees and expenses shall be calculated by the arbitrators and shall be conclusive and binding on the Parties.

(e)	Except as may be required by applicable law, stock exchange rules, governmental authorities, or in connection with the ordinary course operation of their respective businesses, the parties agree to maintain confidentiality as to all aspects of the arbitration, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding the arbitration for purposes of enforcing the judgment of the arbitral tribunal or in any court proceedings involving the Parties. The Parties further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

(f)

Notwithstanding the foregoing Dispute Resolution and Arbitration provisions, the Parties acknowledge that remedies contained in the foregoing Dispute Resolution and Arbitration provisions and at law may be inadequate to protect a Party (the “Affected Party”) against any breach of this Agreement by the other Party or by the other Party’s professional advisers, directors, officers, servants or employees and without prejudice to any other rights and remedies otherwise available to the Affected Party, the non-Affected Party agrees to the granting of injunctive relief in the Affected Party’s favour without proof of actual damages provided, however, that the Affected Party shall not be relieved from proving any breach hereunder. In such circumstances, the Parties submit to the non-exclusive jurisdiction of the federal and state courts of New York.

17	Governing Law.

This Master Lease Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflict of laws principles.

18	Counterparts.

This Master Lease Agreement may be signed by facsimile or other electronic method of transmission and in any number of counterparts with the same effect as if the signatures thereto and hereto were original and upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Master Lease Agreement to be executed by their duly authorized representative as of the date first above written.

DB ENERGY TRADING LLC, as Lessor

By:

Name:

Position:

Date:

AGY HOLDING CORP., as Lessee

By:

Name:

Position:

Date:

Schedule 1

Definitions

“Benchmark Value” means the spot rate announced by Johnson Matthey Base Price at 9:30 a.m. (London time) as at a certain date.

“Business Day” means a day where the banks are open for business in London and New York.

“CFM Lease” means a Lease where the leased Metal is utilized solely in the Lessee’s CFM manufacturing operation.

“CFM Lease Metal” means the CFM Metal that is utilized in the Lessee’s Continuous Filament Mat (CFM) manufacturing operation.

“CFM Metal” means Metal that is utilized in the Lessee’s Continuous Filament Mat (CFM) manufacturing operation.

“Change Out Date” has the meaning given in clause 6.1(a).

“Commencement Date” means the date the Metal is delivered or is deemed to be delivered to the Lessee at the Location.

“Consideration” means the Consideration transferred by the Lessee to the Lessor in accordance with clause 3.3 of the Sale and Purchase Agreement.

“Default” means any event or circumstance specified in clause 8.

“Dispute” has the meaning set forth in clause 16.1.

“Facilities” means the Lessee’s plants located at Aiken, South Carolina, and Huntingdon, Pennsylvania, each individually a “Facility.”

“Inventory” means the record of each of the Leases as set out in Schedule 3 to this Agreement and as amended from time to time.

“Lease” means a lease agreement between Lessor and Lessee for the Metal contained in one Unit entered into pursuant to this Master Lease Agreement.

“Lease Commitment Period” means the period commencing on the Closing Date (as such term is defined in the Sale and Purchase Agreement) and ending thirty-six (36) months thereafter.

“Lease Expiration Date” means, with respect to each Lease, the date set out in the Lease terms applicable to that Lease, which such date shall occur no more than twelve months after the Commencement Date of that Lease.

“Lease Fee” has the meaning set forth in clause 4.3.

“Lease Rate Index” has the meaning set forth in clause 4.3.

“Lease Term” means, the period from and including the Commencement Date to and including the Termination Date.

“Lessee” has the meaning set forth in the introductory paragraph to this Master Lease Agreement.

“Lessor” has the meaning set forth in the introductory paragraph to this Master Lease Agreement.

“Lien” means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, adverse claim or interest, easement, covenant, encroachment, servitude, option, lien, put or call right, right of first refusal, voting right, charge or other restrictions or limitations of any nature whatsoever.

“Location” means the Facilities where the Lessor delivers or is to be deemed to have delivered the leased Metal to the Lessee.

“Margin” has the meaning set forth in clause 4.3.

“Master Lease Agreement” means this agreement.

“Maximum Lease Amount” means 51,057 troy ounces of Platinum and 3,308 troy ounces of Rhodium.

“Metal” means the Platinum or Rhodium contained in any of the Units that are subject to a Lease.

“Metal Amount” means (i) the amount of Platinum (in the case of a lease of Yarns Metal) or (ii) the amount of Platinum and Rhodium (in the case of a lease of CFM Metal), in each instance contained in a Unit in Troy ounces as set out in the Inventory.

“Platinum” means platinum meeting the standards set forth in Schedule 4 for Grade 99.95% pure platinum.

“Platinum Amount” means the amount of Platinum contained in a Unit in Troy ounces as set out in the Inventory.

“Renewal Notice” has the meaning given in clause 2.6.

“Rhodium” means rhodium meeting the standards set forth in Schedule 5 for Grade 99.90% pure rhodium.

“Rhodium Amount” means the amount of Rhodium contained in a Unit in Troy ounces as set out in the Inventory.

“Sale and Purchase Agreement” means the Sale and Purchase Agreement entered into between the Lessee and DB on or around 25th September 2009.

“Specified Agreements” means (i) in relation to the Lessee, that certain insurance policy issued by Factory Mutual naming DB as the sole loss payee in respect of the Metal or Units and (ii) any other agreement between the parties relating to Metal or Units.

“Termination Date” has the meaning given in clause 7.1.

“Unallocated Metal Account” means that certain pool account maintained by Owens Corning for AGY’s CFM metal, with such account located at Owens Corning’s Concord, North Carolina, facility.

“Unit” means each bushing together with the attached furnace each identified by the serial numbers noted in each Lease (which such serial numbers shall be updated to reflect any subsequent change out, fabrication or refabrication in accordance with the terms of this Agreement).

“Waiver Letter” means the waiver letter entered into by and between the Lessor, the Lessee and Owens Corning on or around the date of this Master Lease Agreement.

“Yarns Lease” means a Lease where the leased Metal is utilized solely in the Lessee’s glassfiber yarn manufacturing operation and not in the Lessee’s CFM manufacturing operation.

“Yarns Metal” means Metal that is utilized in the Lessee’s glassfiber yarn manufacturing operation.

Schedule 2

Form Lease

In accordance with the Master Lease Agreement dated as of                     (as amended supplemented otherwise modified, renewed or replaced from time to time, between the undersigned (the “Master Lease Agreement”) we hereby confirm the following Lease terms applicable to the following quantity of Metal.

Capitalized terms used but not defined otherwise shall have the meanings attributed to them in the Master Lease Agreement.

Lease Terms

Unit identification/serial number	:

Metal Amount	:

Location	:

Commencement Date	:

Lease Expiration Date	:

CFM Lease/Yarn Lease	:

Lease Fee	:

Payment Date	:

Lessee hereby represents and warrants to the Lessee that as of the commencement of the Lease Term, the quantities of Metal referred to in each of the Leases were computed in accordance with the various schedules to the Master Lease Agreement and meet the purity and/or maximum level of contaminant criteria set forth in those schedules.

Agreed and accepted

[            ]

DB Energy Trading LLC

Schedule 3

Inventory

Unit	Metal Amount in Troy ounces of Platinum	Rhodium Amount in Troy ounces of Rhodium

Schedule 4

Platinum Pure Metal Standards

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Schedule 5

Rhodium Pure Metal Standards

[Rest of the page intentionally left blank]

Schedule 6

1.	Platinum Margin Pricing Matrix

Adjusted EBITDA	Platinum Margin
Less than USD [***]	[***] bps
Greater than or equal to USD [***]	[***] bps
Greater than or equal to USD [***]	[***] bps
Greater than USD [***]	[***]bps

2.	Relevant Quarterly Financial Statements for the relevant Quarter

Quarter (in any calendar year) in which Leases are entered into or renewed	Relevant Quarterly Financial Statements for purposes of determining relevant Adjusted EBITDA for determining applicable Lease Fee

From first day in January to last day in March (“Quarter 1”)	Quarterly financial statements published in Quarter 4 in the previous year (the “Relevant Quarter”), which detail the performance of the Lessee and the Adjusted EBITDA of the Lessee for the Quarter immediately preceding the Relevant Quarter.

From first day in April to last day in June (“Quarter 2”)	Audited quarterly financial statements published in Quarter 1 of that year (the “Relevant Quarter”), which detail the performance of the Lessee and the Adjusted EBITDA of the Lessee for the Quarter immediately preceding the Relevant Quarter.

From first day in July to last day in September (“Quarter 3”)	Quarterly financial statements published in Quarter 2 of that year (the “Relevant Quarter”), which detail the performance of the Lessee and the Adjusted EBITDA of the Lessee for the Quarter immediately preceding the Relevant Quarter.

From first day in October to last day in December (“Quarter 4”)	Quarterly financial statements published in Quarter 3 of that year (the “Relevant Quarter”), which detail the performance of the Lessee and the Adjusted EBITDA of the Lessee for the Quarter immediately preceding the Relevant Quarter.

Portions of this Exhibit, as indicated by [***], are omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.